UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No. )

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U.S. CONCRETE, INC.

(Name of Registrant as Specified In Its Charter)

VULCAN MATERIALS COMPANY

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following excerpts are from a transcript of a conference call held on August 4, 2021 in connection with the Second Quarter 2021 Financial Results of Vulcan Materials Company.

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James Thomas Hill

Chairman, President & CEO

…Before turning the call over to Suzanne, I want to briefly touch on our growth strategy and the recently announced agreement to acquire U.S. Concrete. We have 3 paths to growth, and it’s important to strike the right balance between these 3 in order to drive higher returns. Those paths are organic growth, greenfields and M&A…

…Our third growth engine is M&A. U.S. Concrete is a great strategic fit for Vulcan as it naturally complements our existing aggregates business. It also brings new geographic exposure to the company, expanding and diversifying our already strong footprint into the Northeast.

Along with my colleagues at both Vulcan and U.S. Concrete, I’m very excited about the potential for this combination. It will allow us to further drive sustainable long-term shareholder value. And I look forward to welcoming the U.S. Concrete team to the Vulcan family…

Susanne H. Wood

Senior VP & CFO

… And finally, we will continue to prioritize our balance sheet strength to create the flexibility and optionality necessary to support our capital allocation strategy. At June 30, our net debt-to-EBITDA was 1.3x, reflecting $968 million of cash on hand. Our debt has a weighted average maturity of 15 years with no significant maturities in the near term. It’s important to note that even after the anticipated close of the U.S. Concrete acquisition, our balance sheet will be in good standing and we remain committed to maintaining our investment-grade rating.

Before turning the call back over to Tom, I do want to touch briefly on 2 housekeeping matters. First, you will have noted an increase in our interest expense this quarter. Concurrent with the announced pending acquisition of U.S. Concrete in June, we obtained a bridge facility commitment to support the deal. Subsequently, we executed a $1.6 billion delayed draw term loan which will be used to fund the acquisition along with cash on hand…

Anthony James Pettinari

Citigroup Inc., Research Division

Tom, is the decision to acquire U.S. Concrete a function of a more optimistic view on volumes over the next 3 to 5 years, maybe consistent with what we’re hearing from D.C. on infrastructure? I mean you’ve talked about the attractiveness of the assets. I’m just wondering why now is sort of the right time to pursue the acquisition. Has market structure gotten better? Or are you more optimistic on end-market demand? Just wondering if you can give any more color there…

James Thomas Hill

Chairman, President & CEO

Well, as you know, usually when one of those happens, it’s a long-term view, and it takes a long term to make one of those happen. So as you know, we’ve been talking for a while and thinking about it for a while and working with U.S. Concrete. I think if you step back with it, obviously, market demand is —looks good for the short term. But again, you do one of these, it’s both short term and long term. And for both companies’ shareholders, I think it was a good deal.

If you step back and look, the geography works, both in California and Texas and in Virginia, and it introduces us to some really good positions in attractive new markets in New York and New Jersey. The aggregates — their aggregates and ready-mixed assets are very attractive. I think it’s a well-run company. Their cultures were — are very much like ours. And I think the deal is progressing nicely, and we look forward to getting their team into the Vulcan family. We know them. They’re talented and we just think it’s very complementary. And the fact that the short-term markets look very good is another benefit.

Benjamin J. Burud

Goldman Sachs Group, Inc., Research Division

This is Benjamin Burud on behalf of Jerry Revich. The balance sheet is projected to be in great shape post the U.S. Concrete acquisition. How would you characterize the M&A pipeline and the opportunity set from them?

James Thomas Hill

Chairman, President & CEO

Yes. I think that the M&A pipeline continues to be good, and it’s active. I’d say, a lot more smaller targets, more bolt-ons. We have the balance sheet to be able to do what we want to do or need to do there. But as always, I think you have to be disciplined about those and what markets do you want to be in and what synergies are unique to us, don’t overpay. And when you get them, make sure you integrate them fast and accurately. So there’s a lot out there, but we’ll be disciplined how — we have the firepower, but we’ll be disciplined in how we look at them.

Keith Brian Hughes

Truist Securities, Inc., Research Division

…Okay. And if I could sneak one more on U.S. Concrete. Any kind of narrow time frame when you think the deal will close?

James Thomas Hill

Chairman, President & CEO

Second half, at this point. I mean it’s going along well, but those are hard to predict. So I’d just tell you second half.

Michael Glaser Dahl

RBC Capital Markets, Research Division

...And my second question, I guess, Tom, you made a comment about just the expected second half close and things going well with U.S. Concrete. When you say things going well, I just wanted to ask if you could elaborate a bit more. Is that going well in terms of your conversations management to management, field team to field team or integration-wise? Or is that a comment specific to your conversations with the DOJ? And any update you can give on the review process?

James Thomas Hill

Chairman, President & CEO

I mean short answer is all of the above. We’ve had conversations with management team to management team. We’ve looked at what we have to do integration. Obviously, that’s limited until we close. They’ve got to run their business independently of ours and vice versa. We’re getting to know each other better, getting to know capabilities better, how do you overlay that and how do you move quickly, but accurately. And then the DOJ process, I think, is going, at this point, quite well. And we feel confident that we’ll close it this year.

Adam Robert Thalhimer

Thompson, Davis & Company, Inc., Research Division

...Tom, I’m just curious on the U.S. — another one on the U.S. Concrete deal. Just curious how you are framing this to investors who are worried that you’re increasing downstream exposure?

James Thomas Hill

Chairman, President & CEO

Well, I think that — if you look at our history, number one, we’ve gone from 95% to 85% of our EBITDA coming from aggregates. When this closes, 85% of our EBITDA will come from aggregates. I think more importantly, you got to look at the — how the 2 companies match up. The geographies work extremely well. California, Texas, Virginia, we match up very well.

The — if you look at their technical capabilities, they’re a very good operator in ready-mixed concrete. We think they can help us. We think we can help them with our ability to expand unit margins — collectively to expand unit margins and aggregate. So we help each other. We think their culture fits ours very well.

And you also got to remember, there’s 12 million tons of — 12.5 million tons of aggregate in U.S. Concrete. And so it is also which is very complementary in places we aren’t — or product lines that we aren’t. So it’s very complementary to us. So — and as I said, the management team fits very well. We know them well. They know us well. We’ve started — we’ve always talked to each other because we know each other very well.

But in our conversations and pre-closing and to start to figure out how we put the companies together, it’s going extremely well. So I think if you talk to anybody on the collective teams, we’re all excited about this and see lots of opportunities.

Brent Edward Thielman

D.A. Davidson & Co., Research Division

…Tom, can you talk about the California public and private bid environment, just given you — that’s one of your higher-priced markets, you’re getting a good chunk of revenue from USCR there.

James Thomas Hill

Chairman, President & CEO

Yes. I would tell you, very good news. The residential market continues to improve a little bit better in Southern California, the Northern California, which was the hardest hit with the shutdown. Non-res, again — or excuse me, the res is healthy. The non-res is improving, again, probably a little faster in Southern than Northern California, but both on the mend.

Caltrans is a great story. Caltrans came out this week and upped their outlook for lettings in 2022 by over 50%. So great news from Caltrans. They have really matured into their funding fast. They’ve got a lot of needs and they’re going to put that money to work. So both for our aggregates business, our asphalt business, our concrete business and future aggregates and concrete business from U.S. Concrete, good signs, good omens and good news.

Michael Stephan Dudas

Vertical Research Partners, LLC

…So just back to U.S. Concrete, your expectations on your return profile on the investment over the next several years, what were your expectations or how they frame rather to other investment opportunities? And maybe you can tie that back to once the deal closes and the balance sheet gets restructured, your go-forward targets on whether certain type of debt levels, priorities on capital allocation? And will there be any more allocation one way or the other given how well you think the Concrete can bring the cash into the business?

James Thomas Hill

Chairman, President & CEO

I wouldn’t see a big shift in capital when you put the 2 together, either up or down, obviously. I don’t — I think, again, I wouldn’t see a shift in priorities in putting the 2 together. I think it gives us a lot of more flexibility on moving capital around and how we allocate it and mixing and matching. Again, I think we got to get it closed and we can give you a lot better view of returns and how that’s going to look and give us — let us put the teams together and really at close.

But I would tell you, at this point, I am more optimistic than I was when — before we started talking to them and feel very good about it. And that’s how — what happens when we put the 2 together and how we help each other, but also the short term, the markets look to be improved.

Michael Stephan Dudas

Vertical Research Partners, LLC

Do you think just from early indications that U.S. Concrete was fairly well capitalized in its current asset base?

James Thomas Hill

Chairman, President & CEO

I think they’re fine. I think it’s a well-run business. I think that team has done a good job. I think — like all of us, they’ve got places where they feel better than others. We would tell you the same thing about ours, but I don’t think — I don’t see — again, I don’t see any big shift with this. And I think that team has done a good job with allocating capital as well as running the business, servicing their customers and managing their operating efficiencies.

No Offer or Solicitation / Additional Information and Where To Find It

This communication is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

This communication is being made in connection with the proposed transaction between Vulcan and U.S. Concrete. In connection with the proposed transaction, U.S. Concrete filed, and may in the future file, certain relevant documents with the U.S. Securities and Exchange Commission (“SEC”), including the Definitive Proxy Statement on Schedule 14A which was mailed to U.S. Concrete stockholders in connection with U.S. Concrete’s submission of the transaction for the consideration by U.S. Concrete stockholders at a special meeting to be held on August 16, 2021. This communication is not intended to be, and is not, a substitute for the Definitive Proxy Statement or any other document that U.S. Concrete has filed or may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF U.S. CONCRETE ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. The Definitive Proxy Statement and other relevant materials and any other documents filed or furnished by U.S. Concrete with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, copies of the Definitive Proxy Statement and other relevant materials and documents filed by U.S. Concrete with the SEC will also be available free of charge on U.S. Concrete’s website at https://www.us-concrete.com.

Participants in the Solicitation

Vulcan, U.S. Concrete, their respective directors and certain of their respective executive officers and employees may be deemed to be participants in the solicitation of proxies from U.S. Concrete’s stockholders in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of U.S. Concrete stockholders in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement filed with the SEC on July 13, 2021, for the upcoming special meeting of the U.S. Concrete stockholders to be held on August 16, 2021. To the extent the holdings of U.S. Concrete’s securities by the U.S. Concrete directors and executive officers have changed since the amounts set forth in the Definitive Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. These documents may be obtained free of charge at the SEC’s web site at www.sec.gov and on U.S. Concrete’s website at https://www.us-concrete.com. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed transaction is included in the Definitive Proxy Statement U.S. Concrete filed with the SEC on July 13, 2021.

Forward-Looking Statements

Forward-looking statements are not guarantees of future performance and actual results, developments, and business decisions may vary significantly from those expressed in or implied by the forward-looking statements. The following risks related to Vulcan’s business, among others, could cause actual results to differ materially from those described in the forward-looking statements: general economic and business conditions; a pandemic, epidemic or other public health emergency, such as the COVID-19 outbreak; Vulcan’s dependence on the construction industry, which is subject to economic cycles; the timing and amount of federal, state and local funding for infrastructure; changes in the level of spending for private residential and private nonresidential construction; changes in Vulcan’s effective tax rate; the increasing reliance on information technology infrastructure, including the risks that the infrastructure does not work as intended, experiences technical difficulties or is subjected to cyber-attacks; the impact of the state of the global economy on Vulcan’s businesses and financial condition and access to capital markets; the highly competitive nature of the construction industry; the impact of future regulatory or legislative actions, including those relating to climate change, wetlands, greenhouse gas emissions, the definition of minerals, tax policy or international trade; the outcome of pending legal proceedings; pricing of Vulcan’s products; weather and other natural phenomena, including the impact of climate change and availability of water; availability and cost of trucks, railcars, barges and ships as well as their licensed operators for transport of Vulcan’s materials; energy costs; costs of hydrocarbon-based raw materials; healthcare costs; the amount of long-term debt and interest expense incurred by Vulcan; changes in interest rates; the impact of a discontinuation of the London Interbank Offered Rate (LIBOR); volatility in pension plan asset values and liabilities, which may require cash contributions to the pension plans; the impact of environmental cleanup costs and other liabilities relating to existing and/or divested businesses; Vulcan’s ability to secure and permit aggregates reserves in strategically located areas; Vulcan’s ability to manage and successfully integrate acquisitions; Vulcan’s proposed acquisition of U.S. Concrete, including (1) the risk that U.S. Concrete’s business will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected, (2) the acquisition may not be completed in a timely manner, on the terms proposed, or at all, (3) the effect of the announcement or pendency of the proposed acquisition on Vulcan’s business relationships, operating results and business generally, (4) risks related to diverting management’s attention from ongoing business operations, and (5) the outcome of any legal proceedings related to the merger agreement or the proposed acquisition; the effect of changes in tax laws, guidance and interpretations; significant downturn in the construction industry may result in the impairment of goodwill or long-lived assets; changes in technologies, which could disrupt the way Vulcan does business and how Vulcan’s products are distributed; and other assumptions, risks and uncertainties detailed from time to time in the reports filed by Vulcan with the SEC. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement. Vulcan disclaims and does not undertake any obligation to update or revise any forward-looking statement in this document except as required by law.